Exhibit 99.1

Contact: Florence Doller SVP & Director of Corporate Communications 607.337.6118 | fdoller@nbtbank.com

NBT APPOINTS JOHANNA AMES TO BOARD OF DIRECTORS

NORWICH, NY (September 28, 2020) – NBT Bancorp Inc. (“NBT” or the “Company”) (NASDAQ: NBTB) announced today that Johanna Ames has been appointed to the Boards of Directors for NBT Bancorp Inc. and NBT Bank, N.A.

Ames is president of Ames Linen Service, a women-owned commercial laundry and linen rental company located in Cortland, NY that serves approximately 1,000 customers in the education, food and beverage, healthcare and hospitality industries throughout Central New York. Her fourth-generation business is nearly 100 years old and employs 85.

“We are pleased to welcome Johanna Ames to board service at NBT,” said NBT Board Chair Martin A. Dietrich. “Her experience and perspective as a business owner and her leadership in the community make her a strong fit for our organization. We look forward to Johanna’s contributions to our efforts to be responsive to our customers and to strategically guide our business forward.”

Ames joined NBT Bank’s Southern Tier Advisory Board in 2016. She serves on the Boards of Directors for Guthrie Healthcare System, Inc. and Cortland County Business Development Corporation/Industrial Development Agency. She chairs the Cortland College Foundation Board of Directors and is a member of the Colgate University Alumni Council. In 2018, she was the recipient of SUNY Cortland’s College-Community Appreciation Award.

NBT Bancorp Inc. is a financial holding company headquartered in Norwich, NY, with total assets of $10.8 billion at June 30, 2020. The Company primarily operates through NBT Bank, N.A., a full-service community bank, and through two financial services companies. NBT Bank, N.A. has over 140 banking locations in New York, Pennsylvania, Vermont, Massachusetts, New Hampshire and Maine, and is currently entering Connecticut. EPIC Retirement Plan Services, based in Rochester, NY, is a full-service 401(k) plan recordkeeping firm. NBT Insurance Agency, LLC, based in Norwich, NY, is a full-service insurance agency. More information about NBT and its divisions is available online at: www.nbtbancorp.com, www.nbtbank.com, www.epicrps.com and www.nbtinsurance.com.